File No. 333-173323

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment
No. 5
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA GROWTH EQUITY INVESTMENT LTD.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

A12 Jianguomenwai Avenue
NCI Tower, Suite 1602
Beijing, PRC 100022
86-10-6569-3988

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Jin Shi, Chief Executive Officer
China Growth Equity Investment Ltd.
A12 Jianguomenwai Avenue
NCI Tower, Suite 1602
Chaoyang District
Beijing, PRC 100022
86-10-6569-3988

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
(212) 818-8800

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

William N. Haddad, Esq. Yvan-Claude Pierre, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 835-6000 (212) 835-6001 — Facsimile	Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000 (213) 687-5600 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, $.001 par value, and one Warrant(2)	6,900,000 Units	$10.00	$69,000,000	$8,010.90
Ordinary Shares included as part of the Units(2)	6,900,000 Shares	—	—	—	(3)
Warrants included as part of the Units(2)	6,900,000 Warrants	—	—	—	(3)
Total			$69,000,000	$8,010.90	(4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 900,000 Units and 900,000 Ordinary Shares and 900,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	No fee required pursuant to Rule 457(g).
(4)	Registration fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 5 to Registration Statement on Form S-1 (No. 333-173323) is to amend and restated Exhibits 1.1, 3.1, 4.4, 10.2, 10.3 and 10.9. No other changes have been made to the Registration Statement on Form S-1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	250,000
Printing and engraving expenses	50,000
Accounting fees and expenses	50,000
Nasdaq listing fee	75,000
FINRA filing fee	7,400
SEC registration fee	17,624
Miscellaneous expenses(1)	299,976
Total	750,000

(1)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

(a) During the past three years, we sold the following ordinary shares without registration under the Securities Act, each of whom are accredited investors under Rule 501 of the Securities Act:

Shareholders	Number of Shares
Chum Capital Group Limited	1,955,000

Such shares were issued in January 2010 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The shares issued to the above entity were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.013 per share. 230,000 of these shares were forfeited by our initial shareholders, and subsequently cancelled by us, in March 2011. Chum Capital Group Limited transferred 50,000 shares to each of Messrs. He and Zhou for $0.013 per share in March 2011. To the extent that certain share price targets are not achieved for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination, Chum Capital Group Limited, and Messrs. He and Zhou have agreed that they will forfeit up to 441,176 shares (or 507,353 founder shares if the underwriters’ over-allotment option is exercised in full) on a pro rata basis.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of DLA Piper LLP (US).*
5.2	Opinion of Mourant Ozannes.*
10.1	Promissory Note by and among the Registrant and Xuesong Song, dated as of January 12, 2010.*
10.2	Form of Letter Agreement by and among the Registrant and each of the Registrant’s officers, directors and Initial Shareholders dated as of _________, 2011.
10.3	Investment Management Trust Agreement by and among the Registrant and American Stock Transfer & Trust Company, dated as of _________, 2011.
10.4	Letter Agreement Regarding Administrative Support by and among the Registrant and Chum Capital Group Limited, dated as of ______, 2011.*
10.5	Registration Rights Agreement by among the Registrant and the Initial Shareholders, dated as of ________, 2011.*
10.6	Form of Securities Purchase Agreement.*
10.7	Form of Sponsor Warrant Purchase Agreement.*
10.8	Form of Indemnity Agreement.*
10.9	Securities Escrow Agreement among Registrant, American Stock Transfer & Trust Company and the Initial Shareholders (dated as of ________, 2011).
14.1	Code of Ethics.*
23.1	Consent of Crowe Horwath LLP.*
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).*
23.3	Consent of Mourant Ozannes (included in Exhibit 5.2).*
24	Power of Attorney (included on signature page of this Registration Statement).*

*	Filed previously

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)  That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser

(b)  The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 10-K at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form S-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form S-3.

(e)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, People’s Republic of China, on the 24th day of May, 2011.

CHINA GROWTH EQUITY INVESTMENT LTD.
By: /s/ Jin Shi Jin Shi Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Xuesong Song and Jin Shi his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Xuesong Song Xuesong Song	Chairman of the Board and Chief Financial Officer (Principal Financial and Accounting Officer)	May 24, 2011
/s/ Jin Shi Jin Shi	Chief Executive Officer (Principal Executive Officer) and Director	May 24, 2011
/s/ Xuechu He Xuechu He	Vice Chairman of the Board	May 24, 2011
/s/ Dongying Sun Dongying Sun	Director	May 24, 2011
/s/ Michael W. Zhang Michael W. Zhang	Director	May 24, 2011
/s/ Teng Zhou Teng Zhou	Director	May 24, 2011

Authorized Representative in the U.S.:

DLA Piper US LLP

By: /s/ William N. Haddad Name: William N. Haddad Title: Partner May 24, 2011

Exhibits

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of DLA Piper LLP (US).*
5.2	Opinion of Mourant Ozannes.*
10.1	Promissory Note by and among the Registrant and Xuesong Song, dated as of January 12, 2010.*
10.2	Form of Letter Agreement by and among the Registrant and each of the Registrant’s officers, directors and Initial Shareholders dated as of _________, 2011.
10.3	Investment Management Trust Agreement by and among the Registrant and American Stock Transfer & Trust Company, dated as of _________, 2011.
10.4	Letter Agreement Regarding Administrative Support by and among the Registrant and Chum Capital Group Limited, dated as of ______, 2011.*
10.5	Registration Rights Agreement by among the Registrant and the Initial Shareholders, dated as of ________, 2011.*
10.6	Form of Securities Purchase Agreement.*
10.7	Form of Sponsor Warrant Purchase Agreement.*
10.8	Form of Indemnity Agreement.*
10.9	Securities Escrow Agreement among Registrant, American Stock Transfer & Trust Company and the Initial Shareholders (dated as of ________, 2011).
14.1	Code of Ethics.*
23.1	Consent of Crowe Horwath LLP.*
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).*
23.3	Consent of Mourant Ozannes (included in Exhibit 5.2).*
24	Power of Attorney (included on signature page of this Registration Statement).*

*	Filed previously